UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/27/2006

CV THERAPEUTICS INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-21643

DE	431570294
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3172 Porter Drive, Palo Alto, CA 94304
(Address of principal executive offices, including zip code)

650-384-7500
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On January 27, 2006, CV Therapeutics, Inc. ("CV Therapeutics") publicly disseminated a press release announcing that the U.S. Food and Drug Administration ("FDA") approved RanexaTM (ranolazine extended-release tablets). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The FDA-approved labeling for Ranexa includes the following information:

Indications and Usage. Ranexa is indicated for the treatment of chronic angina. Because Ranexa prolongs the QT interval, it should be reserved for patients who have not achieved an adequate response with other anti-anginal drugs. Ranexa should be used in combination with amlodipine, beta blockers or nitrates. The effect on angina rate or exercise tolerance appeared to be smaller in women than men.

Dosing and Administration. Patients should be initiated on Ranexa at a dose of 500 mg twice a day and increased to 1000 mg twice a day, as needed, based on clinical symptoms. The maximum recommended daily dose of Ranexa is 1000 mg twice a day. Baseline and follow-up electrocardiograms should be obtained to evaluate effects on QT interval, a measurement of specific electrical activity in the heart on an electrocardiogram. Use of QT prolonging drugs and drugs that increase plasma concentrations of Ranexa should be avoided. The dose of simvistatin and digoxin and other P-gp substrates may have to be reduced when Ranexa is co-administered. Dose adjustments of Ranexa are generally not required on the basis of age or gender, or in patients with congestive heart failure or diabetes mellitus. The concomitant use of Ranexa with other commonly administered cardiovascular medications (amlodipine, beta-blockers, nitrates, anti-hypertensive agents) is well-tolerated.

Contraindications. Ranexa is contraindicated in patients with pre-existing QT prolongation, with mild, moderate or severe hepatic impairment, on QT prolonging drugs, and on potent and moderately potent CPY3A inhibitors, including diltiazem.

Warnings; QT Prolongation.   Ranolazine has been shown to prolong the QTc interval in a dose-related manner. While the clinical significance of the QTc prolongation in the case of ranolazine is unknown, other drugs with this potential have been associated with torsades de pointes-type arrhythmias and sudden death.

Warnings; Tumor Promotion. A published study reported that ranolazine promoted tumor formation and progression to malignancy when given to transgenic mice. The clinical significance of this finding is unclear.

Clinical Studies. In the Efficacy of Ranolazine In Chronic Angina, or ERICA, study, Ranexa was evaluated in patients with chronic angina who remained symptomatic despite treatment with the maximum dose of the antianginal agent amlodipine. Statistically significant decreases in angina attack frequency and nitroglycerin use were observed with Ranexa compared to placebo. These treatment effects appeared consistent across age and use of long acting nitrates. In ERICA, the mean reduction in weekly angina attacks was 0.3 for females and 1.3 for males. In the Combination Assessment of Ranolazine In Stable Angina, or CARISA, study, chronic angina patients received placebo or specified doses of Ranexa while continuing on a specified daily dose of one of the antianginal agents atenolol, amlodipine or diltiazem. In CARISA, statistically significant increases in exercise tolerance test, or ETT, and time to angina were observed for each Ranexa dose compared to placebo, at both trough and peak plasma levels, with minimal effects on blood pressure and heart rate. In CARISA, the improvement in ETT in females was about 33% that of males at the 1000 mg twice a day dose.

Adverse Reactions. In clinical trials of angina patients, the most frequently reported adverse events (> 4%) occurring more often with Ranexa than placebo were dizziness (6.2%), headache (5.5%), constipation (4.5%), and nausea (4.4%). Fewer than 5% of patients discontinued treatment with Ranexa due to an adverse event in studies in angina patients. The most common adverse events that led to discontinuation more frequently on Ranexa than placebo were dizziness (0.7%) and nausea (0.6%). In ERICA and CARISA, syncope occurred in 0.7% of patients receiving Ranexa 1000 mg twice a day, and dizziness occurred in 6% of patients receiving that dose of Ranexa.

Clinical Pharmacology; Mechanism of Action. Ranexa has antianginal and anti-ischemic effects that do not depend upon reductions in heart rate or blood pressure. The mechanism of action of ranolazine is unknown. It does not increase the rate-pressure product, a measure of myocardial work, at maximal exercise.

The FDA approval letter requires that CV Therapeutics undertake a postmarketing study commitment with respect to patients with renal impairment. CV Therapeutics must re-do the company's analysis of the population pharmacokinetics of Ranexa using the entire database available including patients with renal impairment. Depending on the results of this analysis, CV Therapeutics may also be required to conduct a new pharmacokinetic study of Ranexa in patients with different degrees of renal impairment.

CV Therapeutics believes that, based on market research, the approved labeling for Ranexa represents a potential market opportunity of approximately 10% to 25% of the approximately 6.5 million angina patients in the United States. Significant uncertainty remains regarding the potential market acceptance of Ranexa, if any, based on the approved labeling for the product, and the foregoing figures do not represent a market forecast from the company. CV Therapeutics anticipates that Ranexa will be available in pharmacies in late March 2006. CV Therapeutics plans to promote the product to cardiovascular specialists in the United States.

* * * * *

        Forward-Looking Statements. This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development, financial performance, regulatory review and approval of our products or product candidates, market estimates for or market acceptance of our approved products, or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes, "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology. These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits.

99.1        Press Release dated January 27, 2006

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV THERAPEUTICS INC

Date: February 02, 2006	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated January 27, 2006